Exhibit 10.25

December 20, 2007

Mr. Randall W. Cope

Dear Randy:

In connection with your termination of employment effective January 2, 2008 (the “Termination Date”), GateHouse Media, Inc. (the “Company”) will provide you with the valuable benefits described below, which you would not otherwise be entitled to receive, in lieu of those payments and benefits to which you would be entitled in accordance with the terms and conditions of (a) the Employment Agreement among you, the Company and GateHouse Media Operating, Inc. (f/k/a Liberty Group Operating, Inc.), dated May 9, 2005 (the “Employment Agreement”) and (b) the Amended and Restated Management Stockholder Agreement dated as of March 1, 2006, by and between the Company, FIF III Liberty Holdings, LLC and Mr. Cope (the “S/H Agreement”), provided you timely sign and return this Letter Agreement. In this regard, you hereby resign, effective as of the Termination Date, from your position as Co-President and Co-Chief Operating Officer, and from all other positions, directorships and memberships that you hold with the Company or any of its subsidiaries or affiliates.

1.	Description of Severance

In return for the execution of this Letter Agreement, and in lieu of any payments and benefits to which you would be entitled in accordance with the Employment Agreement and the S/H Agreement (except as may be otherwise required by applicable law):

(a)
the Company will to pay you an amount equal to your base salary at the current rate of $200,000 per annum for a period commencing on the Termination Date through the two (2) month anniversary of the Termination Date, payable in one “lump sum” installment on or before January 17, 2008;

(b)
the Company will accelerate the vesting of all your outstanding GateHouse Media, Inc. restricted stock grants (representing 105,453 shares of Common Stock of the Company) to the Termination Date. This is in addition to the 30,000 shares of Common Stock of the Company that you purchased in 2005;

(c)
the Company will continue your coverage under the Company’s medical plan at the same levels as such benefits that have been provided to you, and in connection therewith you will periodically pay to the Company amounts equivalent to that which you paid as required employee contributions immediately prior to the Termination Date, until the earlier of (i) the period of time it takes you to become eligible for the medical benefits program of a new employer or (ii) twelve (12) months from the Termination Date. You acknowledge that your termination of employment on the Termination Date shall constitute a “qualifying event” for the purposes of the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). You further acknowledge on behalf of yourself and your dependents that any period with respect to which any of them would be eligible to elect COBRA shall be reduced by the period of post-termination medical benefit continuation provided under this paragraph 1(c).

Mr. Randall W. Cope
December 20, 2007

In addition, the Company shall pay you for 11 accrued and unused vacation days as of the Termination Date in accordance with Company policy.

All payments or deliveries due to you under this Letter Agreement shall be subject to reduction or holdback to satisfy (or until you satisfy) all applicable federal, state and local employment and withholding tax obligations to the extent required by law.

2.	Benefits Continuation

Except as expressly provided above, effective the Termination Date, you will no longer be eligible for, or participate in, the Company’s short term disability, long-term disability, pension, 410(K), profit sharing benefits, or any other program not specifically listed herein.

3.	Releases

You acknowledge that the payments and benefits due to you in this Letter Agreement resulting from your departure from the Company are in lieu of any and all claims that you may have against the Company or its parent, subsidiaries or affiliates or any of their respective successors or predecessors (other than benefits under the Company’s employee benefit plans that by their terms survive termination of employment and COBRA benefits), and represent liquidated damages (and not a penalty).

In exchange for the payments and benefits described in paragraphs 1 and 2 above, certain of which payments and benefits you are not otherwise entitled to, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, and any parent, subsidiary or affiliated organization of the Company or any of their respective current or former officers, directors, 5% stockholders, corporate affiliates, attorneys or employees (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature, known or unknown, which you ever had or now have against the Released Parties

Mr. Randall W. Cope
December 20, 2007

including, but not limited to, all claims arising out of your employment, all claims arising out of your separation from employment, all claims arising from any failure to reemploy you, all claims and damages relating to race, sex, national origin, handicap, religious, sexual orientation, benefits and age discrimination, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 2000 et. seq., the Age Discrimination in Employment Act, 29 U.S.C. section 621 et. seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. section 1001, et. seq., and the Americans with Disabilities Act, 42 U.S.C. section 12101 et. seq., and similar state or local statutes including but not limited to, Chapter 213 of the Missouri Revised Statutes, all wrongful discharge claims, common law tort, defamation, breach of contract and other common law claims and any claims under any other federal, state or local statutes or ordinances not expressly referenced above.

You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to be true with respect to the matters related herein. Nevertheless, and except as herein provided, it is your intention to fully, finally and forever settle and release all claims relative thereto which do now exist, or heretofore have existed between you and the Company. In furtherance of such intention, the releases given herein shall be and remain in effect as full and complete releases of all such matters, notwithstanding the discovery of existence of any additional or different claims or facts relative thereto.

You agree not to initiate, or cause to be initiated against the Company, its parent, affiliates, subsidiaries and the stockholders, directors, officers and employees, any compliance review, suit, action, appeal, investigation or proceeding of any kind, or participate in same, individually or as a representative or member of a class, unless compelled by law, under any contract (express or implied), tort, law, or regulation (federal, state or local), pertaining in any way whatsoever to the matters herein released, nor shall you be entitled to receive any payment from any such proceeding. Notwithstanding anything to the contrary contained herein, nothing in this Letter Agreement shall limit or restrict your right to file administrative charge and/or participate in a government investigation.

Notwithstanding the foregoing, in no event shall you be deemed by this paragraph 3 to have released: (a) any rights or claims you may have for payments or benefits under this Letter Agreement; (b) your rights to indemnification or contribution as provided by law or to protection under the Company’s directors’ and officers’ liability insurance policies, if any (and in the event such indemnity or insurance rights shall be enhanced you shall be entitled to such enhanced rights as they relate to action taken while an officer or employee of the Company); and (c) any claims that cannot be legally waived.

4.	Other Covenants

You hereby acknowledge, confirm and ratify your continuing obligations under the Employment Agreement and the S/H Agreement, including, but not limited to those obligations regarding maintaining the confidentiality of Company information and non-competition restrictions, which obligations survive the termination of your employment with the Company. Such obligations shall continue whether or not you sign this Letter Agreement.

Mr. Randall W. Cope
December 20, 2007

5.	Nature of Agreement

You and the Company understand and agree that this Letter Agreement is a severance and settlement agreement and does not constitute an admission of liability or wrongdoing on the part of you, the Company, or any other person.

6.	Amendment

This Letter Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto. This Letter Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, estates, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Letter Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

7.	Validity

Should any provision of this Letter Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and invalid part, term or provision shall be deemed not to be a part of this Letter Agreement.

8.	Entire Agreement and Applicable Law

This Letter Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments, and writings in connection therewith. This Letter Agreement shall be governed by the laws of the State of Missouri to the extent not preempted by federal law.

9.	Acknowledgments

(a)
You acknowledge that you have been given at least twenty-one (21) days to consider this Letter Agreement and that you are advised to consult with any attorney of your own choosing prior to signing this Letter Agreement. You may revoke the Letter Agreement for a period of seven (7) days after signing this Letter Agreement, and the Letter Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. In the event of such revocation this Letter Agreement shall not be effective and you shall not receive the payments and other benefits provided for herein except to the extent provided for in any other agreement you may have with the Company.

Mr. Randall W. Cope
December 20, 2007

(b)
You acknowledge that you have been advised by the Company that, generally speaking, pursuant to federal securities laws, (i) you are considered to be an affiliate of the Company for ninety (90) days following the Termination Date and, accordingly, during such period, you must continue to abide by the Company’s insider trading policy, including pre-clearance requirements and window periods, (ii) you will continue to be subject to the short swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934, as amended, for up to six (6) months following the Termination Date, and (iii) you are always subject to federal law, which prohibits all trading based on material non-public information. The foregoing should not be construed as legal advice and the Company urges you to consult your personal attorney regarding how federal securities laws and state “blue sky” laws apply to your particular situation.

10.	Voluntary Assent

You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Letter Agreement, and that you fully understand the meaning and intent of this Letter Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Letter Agreement with an attorney. You further state and represent that you have carefully read this Letter Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

11.	Confidentiality

Except as to disclosures required by law, or otherwise made by the Company, you agree not to disclose the terms of this Letter Agreement to anyone other than the attorneys involved in this matter, your accountants or tax preparers or your immediate family; and you shall forthwith instruct such attorneys, accountants or tax preparers and your immediate family not to disclose the terms and conditions of this Letter Agreement to anyone. You acknowledge and agree that any disclosure of information contrary to the terms of this paragraph would cause the Company injury and damage. Any material violation of this provision shall, in addition to any other rights and remedies to which the Company might be entitled, disqualify you from receiving any further payments or benefits hereunder.

Mr. Randall W. Cope
December 20, 2007

12.	Execution in Counterparts

To facilitate execution, this Letter Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that all such signatures appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Letter Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

If you have any questions about this Letter Agreement, please call Polly Grunfeld Sack at 585-598-0032. If you are in agreement with the above terms, please sign below and a return a signed copy of this letter to me.

Very truly yours,

Michael E. Reed
CEO and President

I hereby agree to the terms and conditions set forth above. I have chosen to execute this Letter Agreement on the date below. I intend that this letter will become a binding agreement between me and the Company.

Date: ____________________ , 200___
Randall W. Cope

To be returned to Michael E. Reed by January 10, 2008.